Exhibit 10.1

AGREEMENT RELATING TO
NONCOMPETITION AND OTHER COVENANTS

AGREEMENT, dated as of _________, 20__ (this “Agreement”), by and between Intercontinental Exchange, Inc., a Delaware corporation (“ICE”), on its behalf and on behalf of each of its subsidiaries (each, a “Subsidiary” and, together with ICE, the “Company”), and the undersigned (“You”).

WHEREAS, You [have been appointed to] serve as a member of the board of directors of ICE and as a member of the board of directors of one or more Subsidiary; and

WHEREAS, in connection with the performance of Your duties as a director of ICE and/or a director of a Subsidiary, You have obtained or may obtain confidential information concerning the Company; and

WHEREAS, in connection with Your [appointment as a member of the board of directors of ICE and/or a member of the board of directors of a Subsidiary] [participation in ICE’s equity compensation plans and Your 20__ equity award], You have agreed to enter into an agreement with ICE, on its behalf and on behalf of each Subsidiary, in respect of certain obligations, inter alia, to keep information concerning the Company confidential, not to trade on material nonpublic information received from the Company, not enter into any arrangement that may give rise to a conflict of interest, not to engage in competitive activities as provided herein, and not to solicit the Company’s customers or employees.

NOW, THEREFORE, in consideration of the premises contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, You and the Company agree as follows:

1.                  Confidential Information. In the course of Your involvement in the Company’s activities or otherwise, You have obtained or may obtain confidential information concerning the Company’s businesses, strategies, operations, financial affairs, including, without limitation, details of customers and suppliers and their terms of business, technical processes, marketing plans, sales forecasts, results and forecasts (except to the extent that these are included in published audit reports), any proposal relating to acquisitions and divestments, any proposed expansions or contractions of activities, organizational and personnel matters (including information regarding any aspect of Your tenure as a director of ICE or a director of a Subsidiary), policies, procedures and other non-public matters, or concerning those of third parties and any other information which the Company or relevant Subsidiary could reasonably be expected to regard as confidential and any and all information which has been or may be derived or obtained from any such information. Such information (“Confidential Information”) may have been or be provided in written or electronic form or orally. In consideration of, and as a condition to, access or continued access to Confidential Information, and without prejudice to or limitation on any other confidentiality obligations imposed by agreement or by law, You hereby undertake to use and protect Confidential Information in accordance with any restrictions placed on its use or disclosure. Without limiting the foregoing, except as authorized by the Company or as required by law or by any regulatory authority to which You or the Company or a Subsidiary is subject, You may not disclose or allow disclosure of any Confidential Information, or of any information derived therefrom, in whatever form, to any person unless such person is a director, officer, employee, attorney or agent of the Company and, in Your reasonable good faith judgment, has a need to know the Confidential Information or information derived therefrom in furtherance of the business of the Company. The foregoing obligations will survive, and remain binding and enforceable notwithstanding Your resignation or earlier removal as a director of ICE or as a director of a Subsidiary. You acknowledge that all information relating to the Company is the property of the Company and you agree that to the extent that you hold that information at the time of your resignation or earlier removal as a director of the Company, You will return to ICE or the relevant Subsidiary the material that you hold (in whatever form) or, at the request of ICE or the relevant Subsidiary, destroy such information.

2.                  Trading on Material Nonpublic Information. During Your tenure as a director of ICE or as a director of a Subsidiary you will have access to material nonpublic information as defined in the “ICE Insider Trading Policy”, and you acknowledge that you have reviewed such policy and that you will not trade in the Company’s stock while you are in possession of material nonpublic information and that you will not use such information in trading in other companies’ stock.

3.                  Conflicts of Interest. During Your tenure as a director of ICE or as a director of a Subsidiary, You will not, without the consent of the board of directors thereof or the Chief Executive Officer of ICE, accept any other appointment or enter into any arrangement that conflicts or possibly may conflict with your position as a director of ICE or as a director of a Subsidiary, unless the appointment or arrangement cannot reasonably be regarded as likely to give rise to a conflict of interest or the matter has been authorized by the directors or the Chief Executive Officer of ICE. In event of any doubt, please consult the General Counsel of ICE in advance.

4.                  Noncompetition. During Your tenure as a director of ICE or as a director of a Subsidiary, and for a period of six (6) months following Your resignation, or earlier removal, as a director, You shall not engage in Restricted Activities anywhere in the world, without the prior written consent of the Chief Executive Officer or General Counsel of ICE. For purposes of this paragraph, “Restricted Activities” shall mean providing services in a sales, marketing, business development, consulting, advisory, fiduciary, managerial or supervisory capacity for (i) an exchange, clearing house or commodities or equities trading platform other than the Company (ii) an over-the-counter brokerage business, in each case where such services would relate to the trading of commodities, future contracts or financial derivatives or (iii) an entity that your board of directors discussed acquiring within the last six (6) months. You acknowledge and agree that the Restricted Activities would be competitive with the Company’s business, and that, in light of Your experience with the Company, the restrictions in this paragraph are a reasonable and narrow means of protecting the legitimate business interests of the Company. You further acknowledge and agree that a worldwide territory is necessary and appropriate because of the global nature of the Company’s internet-based electronic trading business.

5.                  Nonsolicitation of Customers. During Your tenure as a director of ICE and/or as a director of a Subsidiary, You shall not solicit, contact or call upon any customers of the Company for any purpose other than carrying out the Company’s business, except with express written permission from the Chief Executive Officer or General Counsel of ICE. For a period of six (6) months following Your resignation, or earlier removal, as a director, You shall not, either directly or indirectly, on Your own behalf or on behalf of others, solicit, contact or call upon any Restricted Customer for the purpose of offering or providing Competitive Services. For purposes of this paragraph, “Restricted Customer” means customers or actively sought prospective customers of the Company with which You had material contact on behalf of the Company during the period of six (6) months immediately preceding Your resignation, or earlier removal, as a director. For purposes of this paragraph, “Competitive Services” means selling or providing any product, equipment, deliverable or service competitive or potentially competitive with any product, equipment, deliverable or service sold or provided or under active development by the Company during the period of six (6) months immediately preceding Your resignation, or earlier removal, as a director.

6.                  Nonsolicitation of Employees and Consultants. During Your tenure as a director of ICE and/or as a director of a Subsidiary, and for a period of six (6) months following Your resignation, or earlier removal, as a director, You shall not, either directly or indirectly, on Your own behalf or on behalf of others, hire, attempt to hire, solicit, or attempt to solicit any person employed by the Company as an employee or consultant to become employed elsewhere, otherwise encourage any person employed by the Company as an employee or consultant to terminate his or her employment or engagement with the Company or discourage any prospective employee or consultant from being employed or engaged by the Company.

7.                  Term. This Agreement shall remain in full force and effect until the earlier of: (i) Your resignation or removal as a director pursuant to the Company’s charter documents and/or Company policies or procedures, as amended from time to time, or applicable law or (ii) until both parties hereto agree to terminate it in writing. Provided, however Your obligations under this Agreement will survive such termination for the periods indicated herein.

8.                  Dispute Resolution. [Any controversy between You, Your heirs or estate and the Company or any officer, director, or employee of the Company arising from, related to, or having any connection with your services as a member of the board of directors of ICE and/or a Subsidiary, whether based on tort, contract, statutory, equitable, or other theories, shall be resolved by arbitration in accordance with the then-current employment arbitration rules, if available, or otherwise the commercial arbitration rules of the American Arbitration Association, and judgment on the award rendered by the arbitrator may be entered by any court having jurisdiction thereof. Notwithstanding the foregoing, the Company may elect to seek interim injunctive relief in a court of competent jurisdiction in order to restrain an actual or threatened violation of Sections 1, 2, 4, 5 or 6 of this Agreement. In the event ICE brings a legal proceeding (whether in court or arbitration) to enforce Sections 1, 2, 4, 5 or 6 of this Agreement, and the Company substantially prevails in such legal proceeding, You shall be responsible for reimbursing the Company for its litigation expenses, including reasonable attorney’s fees, involved in such legal proceeding.] [Any controversy between You, Your heirs or estate and the Company or any officer, director, or employee of the Company arising from, related to, or having any connection with your services as a member of the board of directors of a Subsidiary, whether based on tort, contract, statutory, equitable, or other theories, shall be resolved by arbitration in London pursuant to The London Court of International Arbitration (“LCIA”) Rules in accordance with the Arbitration Act 1996. The governing law of the arbitration shall be English law. The arbitration shall be conducted by a single arbitrator. The seat of the arbitration shall be in London and the place of the arbitration shall be London. The language of the arbitration shall be English.]

The arbitration provision in this paragraph is accepted by both parties:

Your Initials: _____  Initials of Company Representative: ______

9.                  Governing Law. [This Agreement shall be governed by and construed in accordance with the laws of the State of Georgia and the parties submit to the exclusive jurisdiction of the State and Federal Courts of Georgia.] [This Agreement shall be governed by and construed in accordance with the laws of england and the parties submit to the exclusive jurisdiction of the high court of justice of england and wales.] Each of the provisions of this Agreement shall be deemed separate and severable and enforceable independently each from the other. In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason by final judgment of a court of competent jurisdiction, the parties agree that (I) if such provision or portion of the agreement would be valid if some part thereof were deleted or the period or area of application reduced, such provision or portion of the agreement shall apply with such modification as may be necessary to make them valid and effective and (ii) the remaining provisions or portions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law. This Agreement may be enforced by the company, any of its affiliates or subsidiaries, and any successor in interest to the company (whether by merger, sale of assets, or otherwise).

10.              Miscellaneous. (a) This Agreement shall not supersede any other agreement, written or oral, pertaining to the matters covered herein, except to the extent of any inconsistency between this Agreement and any prior agreement, in which case this Agreement shall prevail.

(b)               [Except as otherwise expressly stated in this Agreement, nothing in this Agreement confers any rights on any person (other than the parties to this Agreement) under the Contacts (Rights of Third Parties) Act 1999.]

(c)                Notices hereunder shall be delivered to the Company at its principal executive office directed to the attention of its General Counsel, and to You at your last address appearing in the Company’s records.

(d)               This Agreement may not be amended or modified, other than by a written agreement executed by You and the Company, or its successors, nor may any provision hereof be waived other than by a writing executed by You or the Company or its successors; provided, that any waiver, consent, amendment or modification of any of the provisions of this Agreement will not be effective against the Company without the written consent of the Chief Executive Officer or General Counsel of ICE or its successors, or such individual’s designee. You may not, directly or indirectly (including by operation of law), assign Your rights or obligations hereunder without the prior written consent of the Chief Executive Officer or General Counsel of ICE or its successors, or such individual’s designee, and any such assignment by you in violation of this Agreement shall be void. This Agreement shall be binding upon your permitted successors and assigns. Without impairing Your obligations hereunder, the Company may at any time and from time to time assign its rights and obligations hereunder to any of its subsidiaries or affiliates (and have such rights and obligations reassigned to it or to any other subsidiary or affiliate). This Agreement shall be binding upon and inure to the benefit of the Company and its assigns. This Agreement may be signed in counterparts and each counterpart shall be deemed to be an original.

[Signatures on following page]

IN WITNESS WHEREOF, You and the Company hereto have caused this Agreement to be executed and delivered on the date first above written.

INTERCONTINENTAL EXCHANGE, INC.
(on its behalf, and on behalf of its
subsidiaries)

By:

[DIRECTOR]

By: